EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of Libbey Inc. and subsidiaries (“the Company”) and related financial statement schedule and the effectiveness of the Company’s internal control over financial reporting dated March 3, 2017, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
March 3, 2017